Exhibit 10.1
SEVERANCE AGREEMENT
AND RELEASE OF ALL CLAIMS
          This Severance Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Donald J. Binotto (“Executive”) and Del Monte Corporation (the “Company”) (together, the “Parties”).
R E C I T A L S
          WHEREAS, Executive is employed by the Company as its Senior Vice President, Operations and Supply Chain, pursuant to the terms of an Employment Agreement between Executive and the Company dated September 1, 2004 (“Employment Agreement,” capitalized terms used herein and not otherwise defined shall have the respective meanings assigned in the Employment Agreement);
          WHEREAS, Executive agreed to voluntarily withdraw from participation in the benefits set forth in Paragraph 4 (inclusive of all sub-paragraphs therein) of the Employment Agreement and concedes to the Company’s termination of Executive’s rights thereunder in consideration of the benefits, terms and conditions set forth herein;
          WHEREAS, the Company is terminating Executive’s employment without cause; and
          WHEREAS, Executive and the Company desire to terminate their employment relationship amicably and to resolve, fully and finally, all matters relating to such termination and employment relationship prior to Executive’s departure from the Company.
          NOW, THEREFORE, in consideration of the foregoing recitals and the covenants, agreements and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:
A G R E E M E N T
     1.    TERMINATION OF PARAGRAPH 4 OF EXECUTIVE’S EMPLOYMENT AGREEMENT. Executive agrees to voluntarily withdraw from participation in the benefits set forth in Paragraph 4 (inclusive of all sub-paragraphs therein) of the Employment Agreement and thereby concedes to the Company’s termination of Executives’ rights thereunder effective November 17, 2005.
     2.    EXECUTIVE’S TERMINATION. Pursuant to this Agreement, Executive shall be terminated from each and every position Executive holds as an officer and employee of the

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Company and its affiliates effective December 22, 2005 (“the Termination Date”). As of the Termination Date, the Company shall pay Executive any earned, but unpaid Base Salary, accrued but unused vacation and floating holiday time, and unreimbursed expenses described in Section 2(f) of the Employment Agreement, and benefits, if any Executive is entitled to receive under the benefit plans of the Company in which Executive was an eligible participant, less all applicable federal, state or local taxes and other normal payroll deductions.
     3.    SEVERANCE BENEFITS. In consideration of Executive’s release of claims and Executive’s other covenants and agreements contained herein, after the later to occur of (i) the Termination Date or (ii) the date Executive signs this Agreement and delivers it to the Company, provided that Executive has not exercised any revocation rights as set forth in Paragraph 7(b) below, the Company shall pay Executive the following as severance benefits (collectively, the “Severance Benefits”):
          a.     Base Salary and Target Bonus Lump Sum Payment. On or before December 31, 2005, the Company shall pay Executive an amount equal to one and one-half (1-1/2) times Executive’s Base Salary and target Bonus for fiscal 2006 ($816,562.50), less all applicable federal, state or local taxes and other normal payroll deductions, including the health and welfare premiums described in Paragraph 3(d) below.
          b.     FY 2006 Pro-rated Bonus Lump Sum Payment. On or before December 31, 2005, the Company shall pay Executive a pro-rata portion of his Fiscal Year 2006 target Bonus based on Executive’s Termination Date in a lump sum, less all applicable federal, state or local taxes and other normal payroll deductions.
          c.     Executive Perquisite Plan Lump Sum Payment. On or before December 31, 2005, the Company shall pay Executive an amount equal to 18 months’ participation in the Company’s Executive Perquisite Plan at the level Executive participated in as of the Termination Date, less all applicable federal, state or local taxes and other normal payroll deductions.
          d.     Health and Welfare Benefit Continuation. The Company shall continue Executive’s participation in the Company’s health and welfare benefit plans (except for disability plans), at an equivalent level of participation as Executive had during the twelve (12) month-period prior to Executive’s Termination Date, until the earlier of (i) eighteen (18) months after the Executive’s Termination date, or (ii) such time as Executive is covered by comparable benefit plans or programs of a subsequent employer. Executive shall immediately notify the Company of his benefit coverage by a subsequent employer within sixty (60) days after the initiation of such coverage. After the expiration of Executive’s benefit coverage with the Company, Executive will be provided information and forms to elect COBRA (Consolidated

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Omnibus Budget Reconciliation Act of 1985) continuation coverage under the Company medical, vision and dental plans in which Executive participates. The entire cost to continue Executive’s health and welfare coverage for the 18 months following the Termination Date shall be deducted from Executive’s Base Salary and Target Bonus Lump Sum Payment described in Paragraph 3(a) above. In the event Executive is covered by the health and welfare benefit plans or programs of a subsequent employer prior to the expiration of the 18 month period, the Company shall reimburse Executive for any premium overpayment.
          e.     Pro-rated Vesting of Stock and Stock Option Awards. Executive shall vest in any stock or stock option grants awarded by the Company to Executive pursuant to the Del Monte Foods Company 2002 Stock Incentive Plan, on a pro-rated basis, as calculated by the Company and illustrated in Exhibit A, as of Executive’s Termination Date. Upon vesting of Executive’s pro-rated stock option award(s), Executive shall have ninety (90) days from those vesting dates, also illustrated in Exhibit A, to exercise such stock options. The value of any pro-rated stock option award shall be based on the exercise price and the fair market value at the time of exercise.
          f.     Outplacement. The Company shall provide Executive with not less than eighteen (18) months of executive-level outplacement services at the Company’s expense; provided however, the expense for such outplacement services in any calendar year shall not exceed eighteen percent (18%) of the amount equal to Executive’s highest Base Salary during the twelve (12) month period prior to the Termination Date and the target Bonus for the year in which termination occurs.
     4.     STOCK OPTIONS / RESTRICTED STOCK. Except as set forth in Paragraph 3(e) above, any vested or unvested stock options or restricted stock grants awarded to Executive pursuant to the Company stock incentive plan shall be subject to the terms and conditions of the applicable stock option plans and stock or stock option agreements.
     5.     RETIREMENT, SAVINGS, DEFERRED COMPENSATION. Effective as of Executive’s Termination Date, Executive shall cease to participate in any Company sponsored retirement plans. Any distribution of benefits to Executive pursuant to his participation in any retirement, pension, savings, or deferred compensation plan sponsored by the Company shall be subject to the terms and conditions of the applicable plans.
     6.     RELEASE AND WAIVER.
          a.     In consideration of the Severance Benefits paid to Executive pursuant to Paragraph 3 above, Executive hereby forever releases and discharges the Company and its predecessors, affiliates, subsidiaries, successors and assigns, as well as each of their respective

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past and present officers, directors, employees, agents, insurance companies, attorneys and stockholders (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has or may hereafter claim to have against the Released Parties arising out of or relating in any way to Executive’s hiring by, employment with or separation from the Company or otherwise relating to any of the Released Parties from the beginning of time to the later to occur of (i) the Termination Date, and (ii) the date Executive signs this Agreement.
          b.     This Release specifically extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in an open market, breach of an express or implied contract, breach of any collective bargaining agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under the California state constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statues and regulations, including, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Family and Medical Leave Act and the Pennsylvania Human Relations Act, as amended, and any related attorney’s fees, costs and expenses.
     7.     REVIEW AND REVOCATION PERIOD.
          a.     Executive acknowledges and agrees that he is waiving his rights under the ADEA and, accordingly, he has at least twenty-one (21) calendar days after receipt of this Agreement to consider whether to sign it, and the Company has advised Executive that he may consult with an attorney of his choosing prior to signing and returning this Agreement. Executive further acknowledges and agrees that he will not sign this Agreement until the later to occur of (i) the expiration of the twenty-one (21) day period or (ii) the Termination Date.
          b.     Executive further acknowledges that he may change his mind and revoke this Agreement at any time during the seven (7) calendar days after he signs the Agreement, in which case none of the provisions of this Agreement will have any effect. Executive acknowledges and agrees that if he wishes to revoke this Agreement, he must do so in writing, and that such revocation must be signed by Executive and received by the Company at its

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headquarters located at One Market @ The Landmark, San Francisco, California 94105 to the attention of Mark Buxton, Vice President, Human Resources, no later than 5:00 P.M. Pacific Time on the seventh (7th) day after Executive has signed the Agreement. Executive acknowledges and agrees that, in the event Executive revokes this Agreement, he shall have no right to receive any of the Severance Benefits described under Paragraph 3.
     8.     CONTINUING OBLIGATIONS. Executive hereby acknowledges and affirms his continuing obligations to the Company pursuant to Sections 6, 7 and 8 of the Employment Agreement.
     9.     NON-DISPARAGEMENT. Executive agrees that he shall not, at any time, make, directly or indirectly, any oral or written, public or private statements that are disparaging of the Company or any of its subsidiaries, affiliates, successors, assigns, including any of their present or former officers, directors, agents, or employees. Nor shall Executive make any oral or written, public or private statements that disparage or otherwise constitute trade libel of the Company’s or its subsidiaries’, affiliates’, successors’ or assigns’ products or services. The Company agrees to communicate to its executives the Company’s policy that such executives not make any public or private statements that are disparaging of Executive or his performance at the Company.
     10.     REPRESENTATIONS. Executive makes the following representations, each of which is an important consideration to the Company’s willingness to enter into this Agreement with Executive:
          a.     Executive acknowledges and represents that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal claim against the Released Parties. Executive agrees that the purpose of this Agreement is to provide him with further assistance in the transition of his employment status, while at the same time protecting the Released Parties from the expense and disruption which are often incurred in defending against even a groundless lawsuit. If Executive elects not to sign this Agreement or revokes this Agreement pursuant to Paragraph 7(b) above, the fact that this Agreement was offered in the first place will not be understood as an indication that the Released Parties believed Executive was discriminated against or treated unlawfully in any respect.
          b.     Executive represents that he has not filed any claim, charge, grievance, complaint, or action in or with any federal, state, or local court or administrative agency or before any other tribunal against the Released Parties.
          c.     Executive acknowledges and agrees that the Severance Benefits provided under Paragraph 3 above constitute consideration beyond that which, but for the release and

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covenants set forth in this Agreement, the Company otherwise would not be obligated to provide, nor would Executive otherwise be entitled to receive.
          d.     Executive acknowledges and agrees that except as provided above, Executive shall not be entitled to receive any other compensation or benefits of any sort from the Company including, salary, bonuses, stock (except as provided in Paragraph 4 above), vacation pay, holiday pay, sick leave, short-term or long-term disability benefits, health care continuation coverage (except as provided under federal or state law), retirement (except as provided in Paragraph 5 above), insurance, tax reimbursement, reimbursement for taxes or penalties imposed by the American Jobs Creation Act of 2004, benefits otherwise payable under any of the Company’s severance plans, programs or policies, or any other form of compensation or benefits from the Released Parties at any time.
          e.     Executive represents and warrants that he has returned to the Company all documents, data, records, keys, credit cards, identification badges, proprietary or confidential information and other physical property that came into Executive’s possession during his employment, whether acquired from the Company or from any other source.
          f.     Executive acknowledges that, prior to signing this Agreement, he read and understood each and every provision in this Agreement and that he had the opportunity to consult with an attorney regarding the effect of each and every provision of this Agreement. Executive further acknowledges that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.
     11.    [Paragraph intentionally deleted.]
     12.     SEVERABILITY. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, it is specifically hereby agreed that the legality, validity, and enforceability of the remaining parts, terms, or provisions of this Agreement shall not in any way be affected thereby; rather, said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a

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part of this Agreement. Nor shall any such determination of illegality, invalidity, or unenforceability of any part, term or provision of this Agreement by a particular court affect the legality, validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by law.
     13.     THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of Executive and the Released Parties and shall not inure to the benefit of any other third parties.
     14.     NO WAIVERS; AMENDMENTS. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same except for Executive’s failure to revoke this Agreement within seven (7) days of its execution as set forth in Paragraph 7(b) above. Waiver by the Company of any breach or default by Executive of any term, provision or covenant of this Agreement shall not operate as a waiver of any other breach or default by Executive. This Agreement may not be amended or modified other than by a written instrument signed by the Company and Executive.
     15.     DESCRIPTIVE HEADINGS. The Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     16.     COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     17.     GOVERNING LAW. This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its choice of law rules.
     18.     ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between the Parties hereto and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement; provided that, Sections 5 (Indemnification), 6 (Proprietary Information), 7 (Non-competition), 8 (Noninterference), 9 (Injunctive Relief) and 11 (Miscellaneous) of Executive’s Employment Agreement shall survive the termination of Executive’s employment, and remain in full force and effect as provided by the terms therein.

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          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below:
EXECUTIVE

By: /s/ Donald J. Binotto Donald J. Binotto	Dated: December 22, 2005

DEL MONTE CORPORATION

By: /s/ David L. Meyers David L. Meyers Executive Vice President Administration & Chief Financial Officer	Dated: December 22, 2005

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